Exhibit 99.1

TeleCommunication Systems Reports Third Quarter 2015 Results

$0.12 Adjusted Net Income per Share is More Than Double That of Q3-14

ANNAPOLIS, Md., Oct. 29, 2015 /PRNewswire/ -- TeleCommunication Systems, Inc. (TCS) (NASDAQ: TSYS), a world leader in highly reliable and secure wireless communication technology, reported results for the three months ended September 30, 2015.

Summary of Third Quarter 2015 Financial Results

  Revenue was $101.1 million, up 15% from $87.9 million in the prior quarter, and up 6% from $95.3 million in the third quarter of 2014.
  Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, amortization of non-cash stock-based compensation, and non-recurring expenses) was $12.9 million, up 37% from $9.4 million in the year-ago quarter (See discussion of the presentation of adjusted EBITDA and adjusted net income, both non-GAAP terms, below.)
  Adjusted net income was $7.4 million or $0.12 per diluted share, up 139% from $3.1 million or $0.05 per diluted share in the third quarter of 2014.
  GAAP net income increased to $0.05 per diluted share from $0.01 in the prior quarter, and up from a GAAP net loss of $(0.03) in the third quarter of 2014.

Management Commentary

"For Q3 TCS is reporting its highest adjusted EBITDA and adjusted net income since the last quarter of 2012," said Maurice B. Tose, TCS chairman and CEO. "The bottom line results reflect monetization of our intellectual property, improvement of government systems volume as expected for the second half of 2015, and the benefits of our cost and expense management initiatives. The results for the quarter are after absorbing the expected impact of a wireless 9-1-1 customer network shutdown following its sale as well as about $1 million of year-to-date nonrecurring expenses associated with the process of examining strategic alternatives begun by our board in June 2015.

"Our strategic initiatives to monetize other proprietary TCS commercial software are showing traction, both through the licensing of our location toolkit and APIs, and solution variants incorporating them, including our VirtuMedix mobile medicine solution. Since last quarter-end, funded and total backlog have been replenished substantially as we recently received two major prime government systems contract awards under the GTACS vehicle in addition to the five-year renewal of our Joint Cyber Analysis Course training contract.

"There are good reasons to expect continued profitability improvement into 2016. Our R&D expense on NextGen 9-1-1 software development in 2016 and thereafter should be materially lower than the level which we are incurring this year. In addition to the ongoing efforts led by the Special Committee of the Board which is reviewing strategic alternatives, the company has begun a parallel process to aggressively target and execute cost reduction and productivity initiatives across the organization. The first of these initiatives is the elimination of our corporate CTO position and office to better focus our technology development resources within each of our specific business units."

Third Quarter 2015 Operational Highlights

  TCS was awarded a five-year Joint Cyber Analysis Course contract extension valued at approximately $68 million to provide the Department of Defense's personnel with critical curriculum development and training services for the government's cybersecurity workforce development.
  TCS received a delivery order from the Army with a total value of $223 million if all options are exercised through September 2020, to provide Microsat VSAT terminals, baseband networking equipment, and associated engineering services.  The initial funded contract value is $9.9 million.
  TCS received a delivery order from the Army with a ceiling contract value of more than $90 million over the next three years, if all options are exercised, for the sustainment of its SNAP VSAT terminals. The initial funded contract value is $18.6 million.
  The state of Maryland Department of Human Resources contracted with TCS for statewide Technical Operations Support Services. The contract base-award term was three years with two one-year option terms, which if exercised, have a total contract value of $11.3 million.
  The state of Tennessee entered into a $20 million extension of TCS's contract to provide Next Generation 9-1-1 (NG9-1-1) management and integration services through 2021.
  TCS settled some outstanding intellectual property legal matters and sold patent licenses for about $4 million.
  The Iowa Clinic, the largest physician-owned, multi-specialty group in Central Iowa, selected TCS' VirtuMedix® platform to provide secure, HIPAA-compliant telemedicine services to its family medicine patients.

Summary of Adjusted EBITDA and Adjusted Net Income and Reconciliation to Net Income (Loss)

	Three months ended September 30,
($000 except EPS)			Nine months ended September 30,
	2015	2014	2015	2014
	(unaudited)		(unaudited)

Revenue	$ 101,140	$ 95,332	$ 270,934	$ 266,643
Adjusted EBITDA	$ 12,886	$ 9,358	$ 31,041	$ 26,468
Non-recurring strategic alternatives process and investigation expense	(634)	—	(2,131)	—
Non-cash charges [1]	(5,592)	(5,817)	(16,811)	(18,280)
Income from operations	6,660	3,541	12,099	8,188
Interest and other income, net	(2,223)	(2,898)	(5,883)	(7,371)
Tax provision	(1,413)	(2,607)	(2,180)	(2,200)
Net income (loss) for Diluted EPS calculation	$ 3,024	$ (1,964)	$ 4,036	$ (1,383)

Net income (loss) per share - diluted	$ 0.05	$ (0.03)	$ 0.06	$ (0.02)

Net income (loss)	$ 3,024	$ (1,964)	$ 4,036	$ (1,383)
Non-recurring strategic alternatives process and investigation expense	634	—	2,131	—
Amortization of non-cash stock-based compensation expense	1,231	1,361	3,759	4,561
Amortization of acquired intangible assets	916	950	2,759	2,848
Amortization of deferred financing fees and non-cash FX activity	197	203	(57)	583
Non-cash tax expense	1,437	2,592	2,138	1,897
Adjusted net income	$ 7,439	$ 3,142	$ 14,766	$ 8,506

Adjusted net income per share	$ 0.12	$ 0.05	$ 0.24	$ 0.14

[1]Non-cash charges are depreciation/amortization of property and equipment, acquired intangible assets, capitalized software development costs, and non-cash stock-based compensation expense.

Third Quarter 2015 Financial Highlights

Revenue and Gross Profit (unaudited):

($millions)	Three months ended September 30,
	Commercial			Government			Total
	2015	2014	Incr. (Decr.)	2015	2014	Incr. (Decr.)	2015	2014	Incr. (Decr.)
Revenue
Services	$ 35.8	$ 42.5	$ (6.7)	$ 23.4	$ 24.8	$ (1.4)	$ 59.2	$ 67.3	$ (8.1)
Systems	12.0	4.1	7.9	29.9	23.9	6.0	41.9	28.0	13.9
Total revenue	$ 47.8	$ 46.6	$ 1.2	$ 53.3	$ 48.7	$ 4.6	$ 101.1	$ 95.3	$ 5.8

Gross profit
Gross profit-services	$ 19.0	$ 25.8	$ (6.8)	$ 4.0	$ 4.8	$ (0.8)	$ 23.0	$ 30.6	$ (7.6)
As % of revenue	53%	61%		17%	19%		39%	45%
Gross profit-systems	6.7	1.0	5.7	6.6	4.3	2.3	13.3	5.3	8.0
As % of revenue	56%	24%		22%	18%		32%	19%
Total gross profit	$ 25.7	$ 26.8	$ (1.1)	$ 10.6	$ 9.1	$ 1.5	$ 36.3	$ 35.9	$ 0.4
As % of revenue	54%	58%		20%	19%		36%	38%

	Nine months ended September 30,
	Commercial			Government			Total
	2015	2014	Incr. (Decr.)	2015	2014	Incr. (Decr.)	2015	2014	Incr. (Decr.)
Revenue
Services	$ 111.7	$ 115.1	$ (3.4)	$ 71.6	$ 81.5	$ (9.9)	$ 183.3	$ 196.6	$ (13.3)
Systems	25.6	18.8	6.8	62.0	51.2	10.8	87.6	70.0	17.6
Total revenue	$ 137.3	$ 133.9	$ 3.4	$ 133.6	$ 132.7	$ 0.9	$ 270.9	$ 266.6	$ 4.3

Gross profit
Gross profit-services	$ 64.3	$ 69.9	$ (5.6)	$ 13.4	$ 19.4	$ (6.0)	$ 77.7	$ 89.3	$ (11.6)
As % of rev	58%	61%		19%	24%		42%	45%
Gross profit-systems	11.9	9.4	2.5	14.3	10.2	4.1	26.2	19.6	6.6
As % of rev	46%	50%		23%	20%		30%	28%
Total Gross Profit	$ 76.2	$ 79.3	$ (3.1)	$ 27.7	$ 29.6	$ (1.9)	$ 103.9	$ 108.9	$ (5.0)
As % of rev	55%	59%		21%	22%		38%	41%

(Gross Profit = revenue minus direct cost of revenue, including amortization of capitalized software development costs and related amortization of non-cash stock-based compensation.)

Commercial Segment Revenue and Gross Profit:

Commercial segment revenue in the third quarter of 2015 was $47.8 million, up 3% from $46.6 million in the same year-ago period. Segment gross profit in the third quarter of 2015 was $25.7 million or 54% of revenue, down 4% from $26.8 million or 58% of revenue in the third quarter of 2014. The mix of revenue reflects $4 million more from intellectual property monetization and higher NextGen 9-1-1 revenue. This was offset by lower revenue from a wireless 9-1-1 customer whose network was shut down after it was acquired, and lower commercial applications revenue when compared to Q3-14, that included a one-time favorable adjustment for past revenue share with a customer.

Government Segment Revenue and Gross Profit:

Government segment revenue in the third quarter of 2015 was $53.3 million, up 9% from $48.7 million in the same year-ago period. Segment gross profit in the third quarter of 2015 was up 16% to $10.6 million or 20% of revenue from $9.1 million or 19% of revenue in the same year-ago quarter, mainly due to higher systems volume.

Operating Costs and Expenses:

R&D: Third quarter 2015 R&D expense was $7.3 million (7% of revenue), down 31% from $10.5 million (11% of revenue) in the same year-ago period. Investment in 9-1-1 related software development has increased, while other commercial software developers have been assigned to custom projects that are classified as cost of revenue, and overall spending has been reduced by substantially eliminating offshore development work.

SG&A: For the first nine months of 2015, the company incurred $2.1 million of nonrecurring expenses related to the Board's strategic evaluation process and for a previously-reported first quarter investigation of a "whistleblower's" claims that resulted in no changes or actions. Third quarter 2015 selling, general and administrative expenses, including $0.6 million of nonrecurring strategic evaluation process costs, were up 4% to $18.4 million (18% of revenue), from $17.7 million (19% of revenue) in the third quarter of 2014.

Non-cash charges: Third quarter 2015 non-cash charges to operating profit were $5.6 million, down 4% from $5.8 million in the same year-ago period.

Income Taxes:

For the third quarter of 2015, the company recorded a $1.4 million provision for income taxes, all of which is noncash, against pre-tax income of $4.4 million, reflecting an effective 2015 tax rate of 35%.

Liquidity and Capital Resources:

At September 30, 2015, TCS had $51.6 million of cash and securities, compared to $53.7 million at the beginning of the quarter. Funds were generated in the quarter from $12.9 million in adjusted EBITDA, and $0.6 million from the exercise of employee stock options and stock purchase plans. Cash was used during the quarter to fund a $6.4 million increase in working capital, $4.3 million for capital expenditures including capitalized software development, $1.2 million of net debt repayments, $0.6 million for non-recurring strategic alternatives process expense, and $3.1 million for cash interest, cash taxes and other expenses. At the end of the quarter, in addition to the $51.6 million of cash and securities, the company's liquidity included $30 million of unused borrowing availability under the bank credit line.

Backlog:

	6/30/2015	New Orders	Revenue	9/30/2015
($millions)
Commercial Funded Contract Backlog	$ 235.3	$ 56.2	$ (47.8)	$ 243.7
Government Funded Contract Backlog	63.2	73.4	(53.3)	83.3
Total Funded Contract Backlog	$ 298.5	$ 129.6	$ (101.1)	327.0
Un-funded Customer Options				406.7
Total Backlog				$ 733.7

The company expects to recognize approximately $195 million of the $327 million of September 30, 2015 funded backlog over the next 12 months.

Funded contract backlog is based on contracts for which fiscal-year funding has been appropriated by the company's customers (mainly federal agencies) and for hosted services (mainly for wireless and other network operators). Commercial funded backlog is computed by multiplying the most recent month's contract or subscription revenue by the months remaining under the existing long-term agreements, which is considered to be the best available information for anticipating revenue under those agreements. Total backlog, as is typically measured by government contractors, includes orders covering optional periods of service and/or deliverables, but for which budgetary funding may not yet have been approved, and could expire unused. The company's backlog at any given time may be affected by factors including the availability of funding, contracts being renewed or new contracts being signed before existing contracts are completed, and the other factors described in the company's Risk Factors as filed with the Securities and Exchange Commission. Accordingly, new orders are shown net of de-obligations and other adjustments to estimates. The timing and amounts of government contract funding may be adversely affected by federal budget policy decisions, which can lead to delays in procurement of TCS products and services. Some of the company's backlog could be canceled for causes such as late delivery, poor performance and other factors. Accordingly, a comparison of backlog from period to period is not necessarily meaningful and may not be indicative of eventual actual revenue.

Conference Call
TCS will hold a conference call later today (October 29, 2015) to discuss these financial results. The company's chairman and CEO, Maurice B. Tose, and senior vice president and CFO, Tom Brandt, will host the call starting at 5:00 p.m. Eastern time. A question and answer session will follow management's presentation.

To participate, please dial the appropriate number at least five minutes prior to the start time and ask for the TeleCommunication Systems conference call.

Dial-In Number: 1-888-576-4398
International Number: 1-719-325-2428

The conference call will be broadcast simultaneously via a link available in the investors section of the company's website at www.telecomsys.com. For the webcast, please access the link at least 10 minutes prior to the call in order to register and install any necessary audio software. If you have any difficulty connecting with the conference call or webcast, please contact Liolios Group at 1-949-574-3860.

A replay of the call will be available after 8:00 p.m. Eastern time through November 12, 2015 via the same website link, as well as by phone:

Replay Dial-in Number: 1-877-870-5176
International Replay Number: 1-858-384-5517
Replay PIN: 316635

About TeleCommunication Systems, Inc.
TeleCommunication Systems, Inc. (TCS), headquartered in Annapolis, Maryland, is a world leader in secure and highly reliable wireless communications. Our patented solutions, global presence, operational support and engineering talent enable 9-1-1, commercial location-based services and deployable wireless infrastructure; cybersecurity; defense and aerospace components; and applications for mobile location-based services and messaging. Our principal customers are wireless network operators, defense and public safety government agencies, and Fortune 150 enterprises requiring high reliability and security. Learn more at www.telecomsys.com.

About the Presentation of Adjusted EBITDA
Adjusted EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. The company defines adjusted EBITDA as net income (loss) before (1) depreciation and amortization of property and equipment; (2) amortization of non-cash stock-based compensation expense; (3) amortization of capitalized software development costs;(4) amortization of acquired intangible assets; (5) interest and other income (expense); (6) provision (benefit) for income taxes; (7) non-recurring strategic alternatives process and investigation expense, if applicable, and (8) impairment of goodwill and long-lived assets, if applicable. Other companies (including competitors) may define adjusted EBITDA differently. The company presents adjusted EBITDA because management believes it to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of TCS nor is it intended to be predictive of potential future results. Investors should not consider adjusted EBITDA in isolation or as a substitute for analysis of the company's results as reported under GAAP. See "Summary of Adjusted EBITDA and Adjusted Net Income and Reconciliation to Net Income (Loss)" above for further information on this non-GAAP measure.

About the Presentation of Adjusted Net Income
Adjusted net income is not a financial measure calculated and presented in accordance with GAAP and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. Adjusted net income is defined as GAAP net income (loss) adjusted for (1) impairment of goodwill and long-lived assets, if applicable; (2) non-recurring strategic alternatives process and investigation expense, if applicable, (3) amortization of non-cash stock-based compensation expense; (4) amortization of acquired intangible assets; (5) amortization of deferred financing fees and non-cash foreign exchange activity; and (6) non-cash tax expense/(benefit). TCS has provided adjusted net income in addition to GAAP financial results because management believes this non-GAAP measure helps provide a consistent basis for comparison between quarters and fiscal year growth rates that are not influenced by certain non-cash charges and credits or items not part of our ongoing operations, and is helpful in understanding the underlying operating results. See "Summary of Adjusted EBITDA and Adjusted Net Income and Reconciliation to Net Income (Loss)" above for further information on this non-GAAP measure. For adjusted net income diluted per share calculations, the convertible debt is treated as debt and is assuming no conversion.

Forward-looking Statements
This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. These statements are based upon TCS' current expectations and assumptions that are subject to a number of risks and uncertainties that would cause actual results to differ materially from those anticipated. The words, "believe," "expect," "intend," "anticipate," "should," "prospect," and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Statements in this announcement that are forward-looking include, but are not limited to statements about our Board's review of strategic alternatives, our expected backlog realization and our liquidity and capital resources, and those that are made in the commentary sections and by Mr. Tose that (a) profitability is expected to continue to improve into 2016; (b) future R&D expenses for NextGen 9-1-1 should be lower; (c) efforts to monetize other commercial software are showing traction; and (d) the potential value and future funding of new orders.

Additional risks and uncertainties are described in the company's filings with the Securities and Exchange Commission (SEC). These include without limitation risks and uncertainties relating to the company's financial results and the ability of the company to (i) sustain profitability, (ii) accurately assess impairment triggering events related to intangibles, including goodwill; (iii) continue to rely on its customers and other third parties to provide additional products and services that create a demand for its products and services, and to do so at prices that will allow us to continue to fund our operations, (iv) conduct its business in foreign countries, (v) adapt and integrate new technologies into its products and adequately expand its data centers and data delivery systems, (vi) expand its sales and business offerings in the wireless communications industry, (vii) develop software and provide services without any errors or defects and with adequate security threat protections, (viii) protect its intellectual property rights, (ix) have sufficient capital resources to fund its operations, (x) not incur substantial costs from product liability and IP infringement claims and indemnification demands relating to its software, (xi) implement its sales and marketing strategy, and (xii) successfully integrate the assets and personnel obtained in its acquisitions and investments. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company undertakes no obligation to update or revise the information in this press release, whether as a result of new information, future events or circumstances, or otherwise.

TeleCommunication Systems, Inc.
Condensed Consolidated Balance Sheets

	September 30,	December 31,
(amounts in $000)	2015	2014
	(unaudited)
Assets
Current assets:
Cash, equivalents, and marketable securities	$ 51,642	$ 50,148
Accounts receivable, net	72,450	74,051
Unbilled receivables	37,797	22,324
Inventory	9,714	6,253
Deferred project costs and other current assets	16,172	17,977
Total current assets	187,775	170,753

Property and equipment, net	33,685	33,418
Software development costs, net	4,516	4,608
Acquired intangible assets, net	14,447	17,206
Goodwill	104,241	104,241
Other assets	4,162	3,855
Total assets	$ 348,826	$ 334,081

Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued expenses	$ 53,521	$ 55,198
Deferred revenue	23,757	22,000
Current debt:
Bank debt, notes payable, and capital leases	8,466	19,291

Total current liabilities	85,744	96,489

Noncurrent debt:
Bank term debt, notes payable, and capital leases	85,098	69,850
Convertible notes due 2018	50,000	50,000
Total noncurrent debt	135,098	119,850
Deferred tax liabilities	4,073	3,556
Other liabilities	3,029	1,340

Total stockholders' equity	120,882	112,846
Total liabilities and stockholders' equity	$ 348,826	$ 334,081

TeleCommunication Systems, Inc.
Consolidated Statements of Operations
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
($000 except EPS)	2015	2014	2015	2014

Revenue
Services	$ 59,156	$ 67,350	$ 183,293	$ 196,671
Systems	41,984	27,982	87,641	69,972
Total revenue	101,140	95,332	270,934	266,643

Direct costs of revenue
Direct cost of services revenue	36,177	36,758	105,579	107,357
Direct cost of systems	28,657	22,668	61,461	50,346
Total direct cost of revenue	64,834	59,426	167,040	157,703

Services gross profit	22,979	30,592	77,714	89,314
As a % of revenue	39%	45%	42%	45%
Systems gross profit	13,327	5,314	26,180	19,626
As a % of revenue	32%	19%	30%	28%
	-	-	-	-
Total gross profit	36,306	35,906	103,894	108,940
Total gross profit as a % of revenue	36%	38%	38%	41%

Operating expenses
Research and development expense	7,277	10,473	24,647	32,121
Sales and marketing expense	6,382	6,607	18,848	19,855
General and administrative expense	12,024	11,127	36,430	35,951
Depreciation and amortization of property and equipment	3,047	3,208	9,111	9,977
Amortization of acquired intangible assets	916	950	2,759	2,848
Total operating expenses	29,646	32,365	91,795	100,752

Income from operations	6,660	3,541	12,099	8,188

Interest expense	(2,055)	(2,007)	(6,096)	(6,237)
Amortization of deferred financing fees	(154)	(203)	(473)	(583)
Other income (expense), net	(14)	(688)	686	(551)
Net income before income taxes	4,437	643	6,216	817

Income tax provision	(1,413)	(2,607)	(2,180)	(2,200)
Net income (loss)	$ 3,024	$ (1,964)	$ 4,036	$ (1,383)

Net income (loss) per share - basic	$ 0.05	$ (0.03)	$ 0.07	$ (0.02)

Net income (loss) per share-diluted	$ 0.05	$ (0.03)	$ 0.06	$ (0.02)

Weighted average shares used in calculation - basic	61,171	59,586	60,798	59,356
Weighted average shares used in calculation - diluted[1]	63,243	59,586	62,627	59,356

[1] Shares issuable via the convertible debt are included if dilutive, in which case tax-effected interest expense on the debt is excluded from the determination of Net income/(loss) per Share.

Company Contacts:
Tom Brandt	Meredith Allen	Scott Liolios
Senior Vice President and CFO	Sr. Director, Corporate Communications	Investor Relations
TeleCommunication Systems, Inc.	TeleCommunication Systems, Inc.	Liolios Group, Inc.
Tel 410-280-1001	Tel 410-295-1865	Tel 949-574-3860
tbrandt@telecomsys.com	mallen@telecomsys.com	info@liolios.com

Logo - http://photos.prnewswire.com/prnh/20120503/PH99996LOGO